CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 72 to the Registration Statement on Form N1-A of Composite Bond & Stock Fund, Inc., of our report dated November 24, 1997, on the financial statements and financial highlights included in the October 31, 1997, Annual Report to Shareholders of Composite Bond & Stock Fund, Inc. We further consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and "Independent Public Accountants" in the Statement of Additional Information.

/s/ LeMaster & Daniels PLLC
LeMaster & Daniels PLLC
Spokane, Washington
January 16, 1998